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                                                                EXHIBIT 99.2P(1)

           [GUINNESS FLIGHT INVESTMENT MANAGEMENT LIMITED LETTERHEAD]


                                                                    May 23, 1997
The Dessauer Global Equity Fund
____________________
____________________


Ladies/Gentlemen:

                  Guinness Flight Investment Management Limited ("Guinness Flight") hereby offers to purchase ____ shares of The Dessauer Global Equity Fund (the "Trust") (the "Seed Capital Shares"). This letter will confirm that Guinness Flight is purchasing the Seed Capital Shares for its own account for investment purposes only and not with a view to reselling or otherwise distributing such shares.

                  Guinness Flight agrees and hereby undertakes that, in the event any of the Seed Capital Shares are sold or redeemed during the period of amortization of the Trust's organizational expenses, the proceeds of sale or redemption will be reduced by any unamortized organizational expenses in the same proportion as the number of Seed Capital Shares being redeemed bears to the number of Seed Capital Shares outstanding at the time of redemption.

                                                     Sincerely,